EXHIBIT 99.1

FSK ANNOUNCES THE EXPIRATION AND RESULTS OF ITS CASH TENDER

OFFER FOR ANY AND ALL OF ITS 4.250% NOTES DUE 2020

PHILADELPHIA AND NEW YORK — November 20, 2019 — FS KKR Capital Corp. (NYSE: FSK) today announced that its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 4.250% Notes due 2020 (the “2020 Notes”) expired at 5:00 p.m., New York City time, on November 19, 2019. As of the expiration of the Tender Offer, approximately $214 million or 52.9% of the $405 million outstanding aggregate principal amount of the 2020 Notes had been validly tendered and not validly withdrawn. No 2020 Notes were tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase dated November 13, 2019 (the “Offer to Purchase”). Payment for the 2020 Notes validly tendered and accepted for purchase was made on November 20, 2019.

Holders that validly tendered their 2020 Notes at or prior to the expiration of the Tender Offer and did not validly withdraw their 2020 Notes will receive the Tender Offer consideration of $1,001.50 for each $1,000 principal amount of 2020 Notes tendered and accepted for payment, plus accrued and unpaid interest from the July 15, 2019 interest payment date to, but not including, November 20, 2019 (the “Settlement Date”).

The Tender Offer was made pursuant to the terms and subject to the conditions set forth in the Offer to Purchase and the related notice of guaranteed delivery.

On November 13, 2019, FSK issued a notice of redemption providing for the redemption of the 2020 Notes in full on December 16, 2019 for 100% of the aggregate principal amount of the 2020 Notes, plus the accrued and unpaid interest to the Redemption Date (the “Redemption”). All of the 2020 Notes not purchased in the Tender Offer will be redeemed in connection with the Redemption. The redemption date for the 2020 Notes will be December 16, 2019 (the “Redemption Date”). The redemption price for the 2020 Notes will be 100% of the aggregate principal amount of the 2020 Notes, plus the accrued and unpaid interest through, but excluding, the Redemption Date.

FSK used approximately $218 million of the net proceeds from its previously announced offering (the “Offering”) of $425 million aggregate principal amount of 4.125% notes due 2025 (the “New Notes”) to purchase the 2020 Notes tendered pursuant to the Tender Offer on November 20, 2019, and will use a portion of the remaining net proceeds from the Offering to fund the Redemption, including the payment of all accrued interest and costs and expenses in connection with the Redemption. The remainder of the net proceeds from the Offering will be used to repay outstanding indebtedness under FSK’s financing arrangements.

J.P. Morgan Securities LLC acted as Dealer Manager for the Tender Offer. This press release is neither an offer to purchase nor a solicitation of an offer to sell any of the 2020 Notes, or an offer to sell or a solicitation of an offer to purchase the New Notes pursuant to the Offering nor is it a solicitation for acceptance of the Tender Offer, nor shall it constitute a notice of redemption under the indenture governing the 2020 Notes.

About FS KKR Capital Corp.

FSK is a publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies to achieve the best risk-adjusted returns for its investors. FSK is advised by FS/KKR Advisor, LLC.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (FS/KKR) is a partnership between FS Investments and KKR Credit that serves as the investment adviser to BDCs with approximately $17 billion in assets under management as of June 30, 2019. The BDCs managed by FS/KKR include FSK, FS Investment Corporation II, FS Investment Corporation III, FS Investment Corporation IV and Corporate Capital Trust II.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Washington, DC.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds.

Forward-Looking Statements and Important Disclosure Notice

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSK. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSK’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in FSK’s operating area, and the price at which shares of FSK’s common stock trade on the New York Stock Exchange. Some of these factors are enumerated in the filings FSK makes with the SEC. FSK undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investor Relations Contact

Robert Paun

Robert.Paun@fsinvestments.com

Media Contact

Mollie Applegate

Media@fsinvestments.com